SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of September 30, 2013 (the “Second Amendment Effective Date”) is entered into among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the Banks party hereto and Bank of America, N.A., as administrative agent (the “Agent”) for the Banks. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Banks and the Agent have entered into that certain Credit Agreement dated as of April 26, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of May 24, 2013 and as further amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Company has requested that the Banks amend the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendments.

(a)    The definition of “Consolidated Current Liabilities” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated Current Liabilities” means, at any time of determination, all amounts which would, in accordance with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries, but in any event including all outstanding Loans, at such time; provided that, notwithstanding the foregoing, “Consolidated Current Liabilities” shall not include the Subordinated Convertible Debentures.

(b)    The definition of “Offshore Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Offshore Rate” means:

(a)    for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to the London Interbank Offered Rate (or if such rate is not available, a comparable or successor rate which is approved by the Agent) (“LIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Agent.

(c)    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Subordinated Convertible Debentures” means the Company’s 4.00% Convertible Subordinated Debentures due 2031 issued pursuant to that certain Indenture dated April 4, 2011 between the Company, as issuer, and Wilmington Trust Company, as trustee.

(d)    Section 3.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

3.05    Inability to Determine Rates. If in connection with any request for an Offshore Rate Loan or a conversion to or continuation thereof, (a) the Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Offshore Rate Loan or (ii) adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Majority Banks determine that for any reason the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, does not adequately and fairly reflect the cost to such Banks of funding such Offshore Rate Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Offshore Rate Loans shall be suspended (to the extent of the affected Offshore Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Offshore Rate Loan, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (a) of this Section 3.05, the Agent, in consultation with the Company and the affected Banks, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.05, (2) the Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Banks of funding the applicable Impacted Loans, or (3) any Bank determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Bank to do any of the foregoing and, in each case, such Bank provides the Agent and the Company written notice thereof.

2.    Condition Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:

(a)    Counterparts of Second Amendment. The Agent shall have received counterparts of this Agreement, which collectively shall have been duly executed on behalf of the Company, the Majority Banks and the Agent.

(b)    Fees. Receipt by the Agent and the Banks of any fees required to be paid on or before the Second Amendment Effective Date.

(c)    Attorney Costs. The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to the Second Amendment Effective Date.

3.    Miscellaneous.

(a)    Except as otherwise modified by this Agreement, the Credit Agreement and the obligations of the Company thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b)    The Company hereby represents and warrants as follows:

(i)    The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(ii)    This Agreement has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws affecting the enforcement of creditors’ rights or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)    No consent, approval, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement.

(iv)    The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject, except where such conflict, breach, contravention or creation is not reasonably expected to have a Material Adverse Effect.

(c)    The Company represents and warrants to the Banks that after giving effect to this Agreement (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date; provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this Section 3(c) and (ii) no Default or Event of Default exists or shall result from entering into this Agreement.

(d)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(e)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:            MENTOR GRAPHICS CORPORATION

By: /S/ Ethan Manuel
Name: Ethan Manuel
Title: Treasurer

By: /S/ Dean Freed
Name: Dean Freed
Title: Vice President

AGENT:            BANK OF AMERICA, N.A.,
as Agent

By: /S/ Erik M. Truette
Name: Erik M. Truette
Title: Assistant Vice President

BANKS:            BANK OF AMERICA, N.A.,
as a Bank

By: /S/ Thuy Bui
Name: Thuy Bui
Title: Vice President

BANKS:            CITIBANK, N.A.,
as a Bank

By: /S/ Sean Klimchalk
Name: Sean Klimchalk
Title: Vice President

BANKS:            HSBC BANK USA, NATIONAL ASSOCIATION,
as a Bank

By: /S/ Mike A. Mitchell
Name: Mike A. Mitchell
Title: Vice President

BANKS:            KEYBANK NATIONAL ASSOCIATION,
as a Bank

By: /S/ Tad Stainbrook
Name: Tad Stainbrook
Title: Vice President

BANKS:            U.S BANK, NATIONAL ASSOCIATION,
as a Bank

By: /S/ Mark D. Rodgers
Name: Mark D. Rodgers
Title: Vice President